Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between John K. Penver (“Employee”) and Active Power, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee and the Company entered into a Severance Benefits Agreement dated April 14, 2012 (the “Severance Agreement”), which superseded and replaced the Severance Benefits Agreement dated October 29, 2008 between Employee and the Company;

WHEREAS, Employee and the Company entered into a Proprietary Information and Nondisclosure Agreement dated February 1, 2005 (the “Confidentiality Agreement”);

WHEREAS, Employee and the Company entered into Stock Option Agreements with the Company dated February 28, 2005, February 3, 2006, February 7, 2007, February 28, 2008, February 4, 2009, February 25, 2010, February 24, 2011, February 28, 2011 and February 17, 2012 and a Restricted Stock Unit Agreement with the Company dated February 17, 2012, under the Company’s 2000 Stock Incentive Plan and 2010 Equity Incentive Plan, as applicable (collectively, the “Stock Agreements”);

WHEREAS, Employee is employed as the Chief Financial Officer and Vice President, Finance of the Company and wishes to resign his position with the Company effective as of the Separation Date;

WHEREAS, the Company and Employee wish to provide for an orderly transition of Employee’s duties prior to Employee’s employment with the Company terminating no later than October 31, 2012 (the “Separation Date,” and the period of time between the Effective Date of this Agreement and the Separation Date referred to as the “Transition Period”). The Parties agree that Employee’s separation will be considered a “termination without Cause,” as defined in the Severance Agreement;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.           Consideration.

a.           Payment.  The Company agrees to provide the following to Employee in consideration for Employee entering into this Agreement:

(i)	The Company will continue to retain Employee as an employee of the Company until the Separation Date, during which time Employee shall remain an at-will employee.

(ii)	During the Transition Period, Employee will continue to receive his regular base salary as in effect as of the Effective Date.

(iii)
Following the Separation Date, provided that this Agreement is in effect and Employee is in compliance with this Agreement (and any agreements incorporated herein) the Company will provide Employee with the following benefits (the “Separation Benefits”), subject to Employee’s compliance with Section 1(b) below and this Agreement:

a.           Salary continuation at the rate in effect on the Effective Date of this Agreement, nine (9) months following the Separation Date (the “Salary Continuation Period”). All such payments, if any, will be less applicable withholding, and will be made in accordance with the Company’s regular payroll practices and schedule.

b.           Reimbursement of Employee for insurance continuation premiums made by Employee pursuant to COBRA for the shorter of (i) nine (9) months after the Separation Date, (ii) the date Employee has secured other employment, or (iii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, subject to Employee’s providing evidence of payment to the Company within thirty (30) days of Employee making such payments.

c.           All stock options and restricted stock held by Employee in which Employee would have vested if Employee had remained employed with the Company for a period of nine (9) months following the Separation Date will immediately vest and become exercisable.

d.           Employee will remain eligible to participate in the Company’s management incentive plan, and should any bonus be earned prior to the Separation Date, Employee will be paid according to the formula set forth in section 2(d) of the Severance Agreement. All determinations of the amount of the achievement of such objectives and the amounts of such bonuses shall be made by the Board of Directors of the Company in its sole discretion.

e.           Employee agrees that the Company may, at its sole discretion, assign Employee to alternate duties of the Company’s choice during the remainder of his employment period, provided Employee’s pay rate does not decrease.

b.           Supplemental Release. Employee agrees to sign the Supplemental Release attached hereto as Exhibit A within three (3) business days of the Separation Date or Employee’s actual termination date, whichever is earlier.  Subject to Employee’s signing the Supplemental Release, the Company agrees to provide Employee with a lump sum payment of $50,000, less applicable withholding, within ten (10) days of Employee’s signing the Supplemental Release (the “Supplemental Consideration”). For the avoidance of doubt, Employee acknowledges and understands that he must remain employed through the entire Transition Period in order to receive the Supplemental Consideration. No partial or pro rata Supplemental Consideration will be paid if Employee resigns or is terminated with Cause (as defined in the Severance Agreement) prior to the Separation Date. If Employee is terminated without Cause prior to the Separation Date, the Company will pay the Supplemental Consideration as well as the Separation Benefits set forth in Section 1(a) above.

c.           Payment in Full. Employee further specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company, any severance or other benefits pursuant to the Severance Agreement, including but not limited to any bonus entitlement or any severance due to Employee in accordance with his Severance Agreement.  Employee further agrees that the amount paid is in excess of any disputed wage claim that Employee may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Employee has not earned and is not entitled to receive any additional wages or other form of compensation from the Company up through the Effective Date.

2.           Benefits.  Employee’s health, dental and vision insurance benefits shall cease on the last day of the month in which the Separation Date or effective employment termination date occurs,  subject to Employee’s COBRA insurance continuation rights.  Except as otherwise specifically stated in this Agreement, Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options as a result of employment, and the accrual of vacation and paid time off, will cease as of the Separation Date or the effective employment termination date, whichever is earlier.

3.           Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the Effective Date.

4.           Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.           any and all claims relating to or arising from Employee’s employment relationship with the Company and the decision to terminate that relationship;

b.           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Texas Payday Act; Texas Workers’ Compensation Act; and Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act); and any other laws of the states of Texas or any other state, except as prohibited by law;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).

5.           Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

Employee acknowledges and understands that revocation must be accomplished by a written notification to Doug Milner that is received prior to the Effective Date.  The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21- day consideration period.

6.           Unknown Claims.  Employee acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee.  Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

7.           No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.           Confidentiality.  Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s undersigned counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence.  The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit him to make additional disclosures.  Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

9.           Trade Secrets and Confidential Information/Noncompete/Company Property.  Employee reaffirms and agrees to observe and abide by the surviving terms of the Confidentiality Agreement and the Severance Agreement, specifically including the provisions therein regarding non-competition, nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.   Employee’s signature below constitutes his certification under penalty of perjury that he will return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company on or before the Separation Date.  Employee acknowledges and agrees that the Company is relying on Employee’s compliance with the Confidentiality Agreement and the Severance Agreement as an essential term of this Agreement, and that if Employee violates either such agreement, that the Company will be entitled to cease and/or recover any payments made pursuant to Section 1, in addition to any seeking remedies it may have under the Confidentiality Agreement, the Severance Agreement or otherwise.  All other provisions of this Agreement shall remain in full force and effect.

10.           No Cooperation.  Employee agrees not to act in any manner that might damage the business of the Company.  Employee further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

11.           Communications and Transition of Duties.  The Parties agree to work together in good faith with regard to all communications made to customers, vendors, employees or other individuals or entities regarding Employee's separation from employment. Employee further agrees that any statement made by Employee to customers, vendors, employees or other individuals or entities regarding his separation from employment must be consistent in all respects with the terms of this Agreement.  Employee further agrees to cooperate with the Company with regard to the transition of Employee's job duties and business relationships. Employee agrees to sign and return a resignation letter substantially in the form attached as Exhibit B within one (1) day following the Effective Date of this Agreement.

12.           Non-Disparagement.  Employee agrees to refrain from any disparaging statements about the Company or any of the other Releasees (including but not limited to the Company’s employees and/or members of the Board of Directors) including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company.  For purposes of clarity, this paragraph applies to statements made in writing, orally, or by any other means, and includes internal statements to Company employees as well as external statements to third parties.

13.           Non-Solicitation.  Employee agrees that for a period of twenty four (24) months immediately following the Separation Date, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

14.           Breach.  Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of the Employment Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law.  Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Employee’s obligations under this Agreement or the Employment Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.

15.           No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16.           Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.           ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN DALLAS COUNTY, TEXAS BEFORE JAMS, THE RESOLUTION EXPERTS (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.           Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement.  Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.           Section 409(A).  If the Company determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) or the Internal Revenue Code of 1986, as amended (the “Code”) as result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

20.           Successors and Assigns. Employee understands and acknowledges that this Agreement is personal in its nature and agrees that he shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Employee.

21.           Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.           No Representations.  Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.           Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.           Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.           Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the surviving portions of the Severance Agreement, the Confidentiality Agreement and the Stock Agreements.

26.           No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

27.           Governing Law.  This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.

28.           Effective Date.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

29.           Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30.           Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)           he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)           he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

			JOHN K. PENVER, an individual

Dated:	June 13	,2012		/s/ John K. Penver
			John K. Penver

			ACTIVE POWER, INC.

Dated:	June 13	,2012	By:	/s/ J. Douglas Milner

			Name:	J. Douglas Milner

			Title:	Chief Executive Officer

EXHIBIT A

SUPPLEMENTAL RELEASE

The undersigned, hereby verifies that he has chosen not to revoke the Transition Agreement and Release, dated ___, 2012, and confirms his renewed agreement to the terms of that Agreement, as well as the release and waiver of any and all claims relating to his employment with the Company, any employment-related claims arising prior to the Effective Date of the Agreement, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act or any similar state law), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits.  The undersigned further acknowledges that the terms of Sections 5, 6, 7 and 8 of the Transition Agreement and Release shall also apply to this Supplemental Release and are incorporated herein.

JOHN K. PENVER, an individual

Dated:	By:
John K. Penver

EXHIBIT B

RESIGNATION LETTER

To Whom it May Concern:

This letter confirms that I am resigning my employment position  at Active Power, Inc., effective as of October 31, 2012.

Sincerely,

John K. Penver